Exhibit 21




                NAME                                         JURISDICTION
                ----                                         ------------


Cognizant Technology Solutions U.S. Corporation              Delaware


Cognizant Technology Solutions Canada, Inc.                  Canada


Cognizant Technology Solutions Asia Pacific Pte Ltd.         Singapore


Cognizant Technology Solutions UK Limited                    United Kingdom


Cognizant Technology Solutions GmbH i. Gr.                   Germany


Cognizant Technology Solutions Australia Pty Ltd.            Australia


Cognizant Technology Solutions Ireland, Ltd.                 Ireland


Cognizant Technology Solutions India Limited                 India


Cognizant Technology Solutions UK Mauritius Ltd.             Mauritius


Cognizant Technology Solutions A.G.                          Switzerland